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                                   EXHIBIT 4.5

                                TRADING AGREEMENT



             THIS agreement (the "Agreement") is made as of this 17th day of October, 2000 between Augustine Fund, L.P. (the "Stockholder") and Electric City Corp., a Delaware corporation (hereinafter the "Corporation") (collectively, the "Parties").

             WHEREAS, Stockholder is the owner of shares of $0.0001 par value common stock ("Stock") of the Corporation; and

             WHEREAS, the Parties believe it is in the best interest of the Corporation and its stockholders to avoid unusually high volumes of trading activity and certain other trading activity in the Stock which could adversely affect the market for the Stock;

             NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties do hereby agree as follows:

             Section  1. TRADING RESTRICTIONS

         1.1 RESTRICTED TRADING. Shares owned by Stockholder sold in a publicly traded transaction through a broker-dealer or with a market maker on any trading day may only be sold in amounts not to exceed ten percent (10%) of the average daily trading volume of the Stock of the Corporation over the prior ten (10) trading days. Shares sold subject to this Section 1.1 must be executed during regular trading hours and cannot be sold as an opening transaction on, or sold in the last 1/2 hour of regular trading hours of, any trading day.

         1.3 TRADING BLACKOUTS. Notwithstanding the provisions of Section 1.1 herein, the Company, at its sole option, may direct Stockholder to cease sales of its shares of Stock on any trading day, with such directive limited to four trading days each year, to commence upon the effective date of this Agreement.

         1.4 CORPORATE ACTION. It is understood that corporate counsel for the Corporation may withhold the requisite Rule 144 and other opinions and the Corporation may withhold the requisite authorization for any transaction, but only if such transaction violates the terms of this Agreement.

             Section  2. PRIVATE SALES

         2.1 PRIVATE SALES. Notwithstanding any provision to the contrary herein, Stockholder, at any time, may engage in a private transaction to sell, pledge, gift or margin Stock. Any private sale will be subject to Augustine Fund, L.P. in the first right, and the Corporation in the second right, having a right of first refusal to purchase any Stock from any other Participant (as defined in Section 3.1 herein) pursuant to the same terms and conditions of such private sale, but such right of first refusal shall not apply to any private transactions entered into by Joseph Marino.



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         2.2 PRIVATE PURCHASES BY THIRD PARTIES.Notwithstanding any provisions to the contrary herein and in particular, Section 2.1 herein, in the event any third party contacts the Corporation with a desire to purchase at least 100,000 shares of Stock in a single transaction, the Corporation shall provide the Participants with a right of first refusal to sell their Stock to such third party, subject to the terms of such offer. In the event that multiple Participants desire to sell shares of Stock, then the offer to purchase shall be allocated equally among the selling Participants. This provision shall not preclude the Corporation's ability to raise additional capital at any time subject to the company's need to issue equity which is subject to any required board and shareholder approval.

             Section  3. TERM AND TERMINATION.

         3.1. TERM. This Agreement shall become effective as of the date that all of the following stockholders (collectively, the "Participants") have executed an Agreement with the Corporation, as attached, upon which date the Corporation shall provide written notice to the Participants, named as follows:
Augustine Fund, L.P., Victor Conant, Joseph Marino, Kevin McEneely and Michael Stelter. The Corporation expects to add additional participants to this Agreement and will notify the Participants in writing of any additional participants which are added to this Agreement in the future. This Agreement shall terminate upon the third anniversary of the effective date of this Agreement. Within thirty (30) days prior to termination of this Agreement, the Corporation and the Participants shall meet to determine, in good faith, if this Agreement should be extended in order to maintain the best interests of the Corporation. The Corporation and the Participants agree to make best efforts to extend this Agreement and to make any reasonable revisions (if any) to this Agreement at the time.

             Section  4. GENERAL PROVISIONS.

         4.1. NOTICES. All notices required or permitted by this Agreement shall be in writing and either delivered personally or by express courier service (such as Federal Express) or by registered or certified mail, return receipt requested, postage and registration fees prepaid, addressed: if to a Party, to his or her respective address as appears on the transfer books kept by the Trustees; if to either Trustee, to his or her last known business address; notices delivered personally shall be deemed given on the date of personal delivery or delivery by express courier service and notices sent by registered or certified mail shall be deemed delivered on the third business day following deposit of the notice in the United States mail.

         4.2. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto, their respective executors, administrators, other personal representatives, successors and assigns.

         4.3. COUNTERPARTS. This Agreement may be signed in any number of counterparts each of which shall be deemed an original but all of which, taken together, shall be and constitute one document.

         4.4. DESCRIPTIVE HEADINGS. Headings of paragraphs and sections are for convenience only and do not define, limit or construe the contents of the sections to which they refer or pertain.

         4.5. AMENDMENTS. This Agreement may not be amended, or any provisions hereof waived, without the approval of both Parties.



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         4 .6. GOVERNING LAW; SEVERABILITY. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflicts of laws provisions that might cause this Agreement to be governed by or construed or enforced in accordance with the laws of any other jurisdiction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall (a) be reformed by the Parties to reflect the intent of the Parties, or (b) if reformation is not possible, be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.


         4.7 ARBITRATION. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Stockholder, the breach, termination or validity thereof or the past, present and future dealings between the Parties, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance wit the then current Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys' fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.


         4.8 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter and supersedes any and all prior negotiations, correspondence and understandings. This Agreement is the result of negotiation and accordingly, the normal rules of construction to the effect that any ambiguity shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.



             [The balance of this page has been left blank intentionally. Signature page follows]


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             IN WITNESS WHEREOF, Stockholder and the Corporation have executed this Agreement as of the day and year first written above.



STOCKHOLDER:                            ELECTRIC CITY CORP.

         Augustine Fund LP
------------------------------------
[Name]

By:         /s/ Thomas Duszynski        By:  /s/ Jeffrey Mistarz
------------------------------------         -----------------------------------


Its:            General Partner        Its: Chief Fiancial Officer & Treasurer
------------------------------------        ------------------------------------


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